Exhibit 10.8

AMENDMENT TO EMPLOYMENT AND CONFIDENTIALITY AGREEMENTS

This AMENDMENT TO EMPLOYMENT AND CONFIDENTIALITY AGREEMENTS(this "Amendment") is made and entered into this 28th day of September 2021 (the "Amendment Effective Date") by and between Hung Do (the "Employee") and AMICUS THERAPEUTICS, INC. (the "Company").

W I T N E SS E T H:

WHEREAS, the Company and Employee are parties to an Employment Agreement, dated February 18, 2020 (the "Employment Agreement") pursuant to which Employee currently serves as the Chief Science Officer for the Company and a Confidentiality, Non- Disclosure and Non-Competition Agreement, dated February 18, 2020 (the "Confidentiality Agreement");

WHEREAS, the Company and Employee want to amend the Employment Agreement and Confidentiality Agreement to reflect Employee becoming a part-time employee of the Company and taking on a different, more limited role with the Company;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:

Al. Part-Time Employment; Change in Role. Effective September  28, 2021 (the "Transition Date"), Employee will no longer be employed as the Company's Chief Science Officer, but rather will take on the more limited role of "Chief Scientific Advisor", the duties of which are described on Exhibit C-1 attached hereto. In light of the reduced duties and responsibilities of the Employee as "Chief Scientific Advisor", the parties acknowledge and agree that the Employee is no longer a senior vice-president of the Company in charge of a principal business unit, division or function, any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company, and as such is no longer subject to Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder. In the role of Senior Scientific Advisor, the Employee will be employed by the Company on a part-time basis, devoting up to 80 hours/calendar month, or such time as needed during a deadline, to his duties with the Company. As such, the terms of the Employment Agreement requiring full-time employment, including without limitation those set forth in Section 2 of the Employment Agreement will, as of the Transition Date, be of no further force and effect.

A2. Salary and Benefits. Effective as of the Transition Date, the reference in Section 3.1 of the Employment Agreement to Employee's gross base salary shall be changed to one-half of the current base salary of the Employee as of the Effective Date. Employee will continue to participate in any benefit plans (including health and medical insurance) as may be in effect with respect to senior management personnel of the Company at the current levels, without any reduction in benefits. For purposes of the Company's Amended and Restated 2007 Equity Incentive Plan (and any other equity plans as the Company may adopt from time to time), Employee remains an employee of the Company entitled to participate in those plans, and any grants made to the Employee under those plans, and Award Agreements between the Employee and Company, remain in full force and effect and will continue to vest without interruption.

A3. Outside Activities. When not performing his duties as Chief Scientific Advisor, Employee shall have the right to be employed by, or provide consulting or advisory services to, any third parties, such as other biotechnology and biopharmaceutical companies (including, without limitation, M6P Therapeutics, a Cayman exempted company, and its affiliates (collectively, "M6P")), either directly or indirectly, and such outside activities shall not be deemed to be a breach of any duty of loyalty Employee has to the Company; provided that Employee will comply with Section 18 of the Confidentiality Agreement, as modified herein. Notwithstanding anything in the Confidentiality Agreement to the contrary, Employee shall be permitted to serve as an employee, consultant, advisor, director, and/or owner (without any ownership level restrictions) of and to M6P so long as Employee does not participate in any Competitive Activities (as defined below) during the course of Employee's employment with Company and for a period of twelve (12) months thereafter (the "Restriction Period"),i.e., by recusing himself from, or otherwise not participating in, discussions regarding, or other efforts at M6P that are, Competitive Activities. Further, Section 20 of the Confidentiality Agreement shall not prohibit Employee from (a) soliciting business of or performing services for an actual or prospective Customer of the Company or (b) encouraging or assisting M6P to solicit or service any actual or prospective Customer of the Company, so long as such efforts by the Employee are not directly related to a Competitive Activity. Finally, the notice provisions of Section 29 of the Confidentiality Agreement shall not apply to any employment relationship Employee may establish in the future with M6P.

A4. The second sentence of Section 18 of the Confidentiality Agreement is hereby deleted and replaced in its entirety with the following: "For purposes of this Agreement, "Competitive Business" shall mean any person or entity who engages in the business of researching, developing and/or commercializing gene therapies (in any therapeutic construct) for the treatment of Fabry disease or Pompe disease in humans ("Competitive Activities")." For the avoidance of doubt, Employee may engage in any activities of any kind, including with M6P, as long as Employee does not engage in any Competitive Activities during the Restriction Period, and Employee acknowledges that information regarding the Company's AT-GAA Pompe ERT program, Galafold Fabry program, gene therapy programs and other research efforts Employee oversaw as Chief Scientific Officer are Confidential Information (as that term is defined in the Confidentiality Agreement). Further, the definition of in Section 21 of Company Personnel is hereby deleted and replaced as follows: "Company Personnel" means any employee, independent contractor or other personnel employed, retained or engaged by the Company, its wholly owned affiliates, and any company in which it has a greater than 10% ownership, including without limitation Caritas Therapeutics LLC, at any time during the twenty-four (24) months prior to the termination of your employment: ( l) with whom you interacted within the scope of your employment with the Company;

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(2) whom you directly or indirectly supervised during your employment with the Company; or (3) regarding whom you received non-public information about his or her job responsibilities, compensation or job performance by virtue of your employment with the Company.

AS. Intellectual Property. Notwithstanding anything to the contrary in Sections 11 through and including 15 of the Confidentiality Agreement, as of the Transition Date the Company shall only have rights to Intellectual Property that the Employee conceives or develops that directly relates to the Company's AT-GAA Pompe ERT program, Galafold Fabry program and gene therapy programs or that otherwise requires the use or incorporation of Confidential Information ("Covered IP") and not to any other Intellectual Property that Employee may develop, conceive or reduce to practice, either alone or with others, in the future. Consequently, as of the Transition Date, the Employee will only be obligated to disclose and assign to the Company Covered IP.

A6. Full Force and Effect. Except as modified by this Amendment, the Employment Agreement and the Confidentiality Agreement remain in full force and effect in accordance with their respective terms. From and after the Amendment Effective Date, references in the Employment Agreement to the "Agreement" shall mean the Employment Agreement as modified by this Amendment and references in the Confidentiality Agreement to the "Agreement" shall mean the Confidentiality Agreement as modified by this Amendment. In the event of a conflict between this Amendment and the Employment Agreement or the Confidentiality Agreement, the Amendment shall govern and control.

A7. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute on and the same agreement.

IN WITNESS WHEREOF, the parties have duly executed this Amendment to be binding and effective as of the Amendment Effective Date.

EMPLOYEE

/s/ Hung Do
Name: Hung Do

AMICUS THERAPEUTICS, INC.

By	/s/ David Clark

Name: David Clark
Title: Chief People Officer

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EXHIBIT C-1

JOB DESCRIPTION FOR CHIEF SCIENTIFIC ADVISOR

As the Company's Chief Scientific Advisor, Employee shall advise the Company on developing sound strategies for overcoming technical challenges to advance therapeutic programs and to support filings with respective regulatory agencies around the world.

As the Company's Chief Scientific Advisor, Employee shall participate in external meetings on behalf of the Company, including those with potential investors, researchers, clinicians, contract research organizations and contract manufacturing organizations to provide his perspective and advice for proper assessment and development of various therapeutic approaches.

The Chief Scientific Advisor will not oversee the activities of any Company personnel and no Company personnel shall report into the Chief Scientific Advisor.

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